Exhibit 99.1

Horizon Technology Finance Announces Third Quarter 2019 Financial Results

- Net Investment Income per Share of $0.42 -

- Sixth Consecutive Quarter of Portfolio Growth -

- Record Debt Portfolio Yield of 17.7% -

Farmington, Connecticut – October 29, 2019 – Horizon Technology Finance Corporation (NASDAQ: HRZN) (“Horizon” or the “Company”), a leading specialty finance company that provides capital in the form of secured loans to venture capital backed companies in the technology, life science, healthcare information and services, and sustainability industries, today announced its financial results for the third quarter ended September 30, 2019.

Third Quarter 2019 Highlights

•	Net investment income of $5.8 million, or $0.42 per share
•	Total investment portfolio of $281.5 million as of September 30, 2019
•	Net asset value of $168.1 million, or $11.67 per share, as of September 30, 2019
•	Achieved record annualized portfolio yield on debt investments of 17.7%
•	Funded six loans totaling $46.6 million; experienced liquidity events from three portfolio companies
•	Successfully completed $100 million issuance of asset-backed notes, backed by $160 million of secured loans originated by Horizon
•	Entered into “at-the-market” offering program to issue up to $50 million in common stock and issued approximately 0.9 million shares of common stock at a premium to NAV for total net proceeds to the Company of $10.2 million
•	Cash on hand of $36 million and capacity of $110 million under KeyBank credit facility as of September 30, 2019
•	Continued to grow investment portfolio of joint venture
•	Held portfolio of warrant and equity positions in 75 companies as of September 30, 2019
•	Subsequent to quarter end, declared monthly distributions of $0.10 per share payable in January, February and March 2020
•	Increased undistributed spillover income to $0.29 per share as of September 30, 2019

“We are excited by our strong third quarter performance across all facets of our business,” said Robert D. Pomeroy, Jr., Chairman and Chief Executive Officer of Horizon. “For the quarter, we recorded net investment income per share of $0.42, well above our distribution level, while improving our NAV. In addition, we grew our portfolio for the sixth consecutive quarter, originating six new loans for $46.6 million, while generating a record annualized loan portfolio yield of 17.7%, further validating our predictive pricing strategy for structuring loans. The credit quality of our loan portfolio remained solid, a function of our proactive management and our disciplined approach to underwriting.”

“In addition to our strong portfolio performance in the quarter, we successfully completed a $100 million securitization, increasing our lending capacity while reducing our cost of capital, and launched an ‘at-the-market’ offering of up to $50 million worth of our common stock, through which we issued and sold $10 million of our common stock at a premium to NAV,” added Mr. Pomeroy. “With market demand for venture debt remaining robust, we believe we have an excellent opportunity to further grow our venture debt portfolio, and remain well-positioned to deliver long-term value to our shareholders.”

Third Quarter 2019 Operating Results

Total investment income for the quarter ended September 30, 2019 grew 46% to $11.4 million, compared to $7.8 million for the quarter ended September 30, 2018. The year-over-year improvement in total investment income is primarily due to growth in interest income on investments resulting from an increase in the average size of the debt investment portfolio, as well as an increase in fees earned related to a revenue-based payment on a debt investment and on higher principal prepayments received.

The Company’s dollar-weighted annualized yield on average debt investments for the quarter ended September 30, 2019 was 17.7%, an increase from 15.0% for the quarter ended September 30, 2018. The Company calculates the dollar-weighted annualized yield on average debt investments for any period measured as (1) total investment income (excluding dividend income) during the period divided by (2) the average of the fair value of debt investments outstanding on (a) the last day of the calendar month immediately preceding the first day of the period and (b) the last day of each calendar month during the period. The dollar-weighted annualized yield on average debt investments is higher than what investors will realize because it does not reflect expenses or any sales load paid by investors.

Net expenses for the quarter ended September 30, 2019 were $5.6 million, compared to $4.4 million for the quarter ended September 30, 2018. The increase was primarily due to $0.4 million additional interest expense, $0.6 million in higher net performance-based incentive fees and $0.2 million in additional base management fees.

Net investment income for the quarter ended September 30, 2019 was $5.8 million, or $0.42 per share, compared to $3.4 million, or $0.30 per share, for the quarter ended September 30, 2018.

For the quarter ended September 30, 2019, net realized loss on investments was $0.4 million, or $0.03 per share, compared to a net realized gain on investments of $0.1 million, or $0.01 per share, for the quarter ended September 30, 2018.

For the quarter ended September 30, 2019, net unrealized depreciation on investments was $0.1 million, or $0.01 per share, compared to net unrealized appreciation on investments of $0.8 million, or $0.07 per share, for the prior-year period.

Portfolio Summary and Investment Activity

As of September 30, 2019, the Company’s debt portfolio consisted of 32 secured loans with an aggregate fair value of $253.2 million. In addition, the Company’s total warrant, equity and other investments in 77 portfolio companies had an aggregate fair value of $14.0 million, and the Company’s 50% equity interest in its joint venture had a fair value of $14.3 million as of September 30, 2019. Total portfolio investment activity for the three and nine months ended September 30, 2019 and 2018 was as follows:

($ in thousands)	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2019	2018	2019	2018
Beginning portfolio	$274,759	$226,467	$248,441	$222,099

New debt investments	42,147	24,200	135,284	64,725

Less refinanced debt investments	(7,500)	—	(17,500)	(2,479)

Net new debt investments	34,647	24,200	117,784	62,246

Investment in controlled affiliate investments	589	344	589	4,413

Principal payments received on investments	(3,413)	(5,591)	(13,069)	(19,568)

Early pay-offs	(25,000)	(6,610)	(70,548)	(26,935)

Accretion of debt investment fees	1,131	524	2,879	1,605

New debt investment fees	(658)	(375)	(1,764)	(1,884)

New equity	240	74	240	1,090

Proceeds from sale of investments	(506)	(294)	(2,411)	(3,360)

Warrants received in settlement of fee income	—	161	—	161

Dividend income from controlled affiliate investment	461	—	1,223	—

Distributions from controlled affiliate investment	(185)	—	(715)	—

Net realized (loss) gain on investments	(444)	66	(3,891)	(237)

Net unrealized (depreciation) appreciation on investments	(143)	791	2,622	127

Other	41	—	139	—

Ending portfolio	$281,519	$239,757	$281,519	$239,757

Net Asset Value

At September 30, 2019, the Company’s net assets were $168.1 million, or $11.67 per share, as compared to $134.5 million, or $11.66 per share, as of September 30, 2018, and $134.3 million, or $11.64 per share, as of December 31, 2018.

For the quarter ended September 30, 2019, net increase in net assets resulting from operations was $5.2 million, or $0.38 per share, compared to $4.3 million, or $0.37 per share, for the quarter ended September 30, 2018.

Portfolio Asset Quality

The following table shows the classification of Horizon’s loan portfolio at fair value by internal credit rating as of September 30, 2019 and December 31, 2018:

($ in thousands)	September 30, 2019			December 31, 2018
	Number of Investments	Debt Investments at Fair Value	Percentage of Debt Investments	Number of Investments	Debt Investments at Fair Value	Percentage of Debt Investments
Credit Rating
4	4	$43,017	17.0%	6	$41,677	19.3%
3	23	191,545	75.7%	23	155,439	71.8%
2	4	17,123	6.8%	5	19,285	8.9%
1	1	1,500	0.5%	--	--	--
Total	32	$253,185	100.0%	34	$216,401	100.0%

As of September 30, 2019 and December 31, 2018, Horizon’s loan portfolio had a weighted average credit rating of 3.1, with 4 being the highest credit quality rating and 3 being the rating for a standard level of risk. A rating of 2 represents an increased level of risk and, while no loss is currently anticipated for a 2-rated loan, there is potential for future loss of principal. A rating of 1 represents deteriorating credit quality and high degree of risk of loss of principal. As of September 30, 2019, there was one debt investment with an internal credit rating of 1, with a cost of $3.7 million and a fair value of $1.5 million. As of December 31, 2018, there were no debt investments with an internal credit rating of 1.

Liquidity Events

During the quarter ended September 30, 2019, Horizon experienced liquidity events from three portfolio companies. Liquidity events for Horizon may consist of the sale of warrants or equity in portfolio companies, loan prepayments, sale of owned assets or receipt of success fees.

In September, Catasys, Inc. (“Catasys”) prepaid its outstanding principal balance of $15.0 million on its venture loan, plus interest, end-of-term payment, prepayment fee and a revenue-based payment. Horizon continues to hold warrants in Catasys.

In September, Food52 Inc. (“Food52”) prepaid its outstanding principal balance of $6.0 million on its venture loan, plus interest, end-of-term payment and prepayment fee. Horizon has also received proceeds of $500,000 from the termination of its warrants in Food52.

In September, with the proceeds of a new loan from Horizon, MacuLogix, Inc. (“MacuLogix”) prepaid its previously outstanding principal balance of $7.5 million on its venture loan, plus interest and end-of-term payment. Horizon continues to hold warrants in MacuLogix.

Liquidity and Capital Resources

As of September 30, 2019, the Company had $51.0 million in available liquidity, consisting of $36.4 million in cash and money market funds, and $14.6 million in funds available under existing credit facility commitments.

As of September 30, 2019, there was $15.0 million in outstanding principal balance under the $125.0 million revolving credit facility (“Key Facility”). The Key Facility allows for an increase in the total loan commitment up to an aggregate commitment of $150 million. There can be no assurance that any additional lenders will make any commitments under the Key Facility.

On August 13, 2019, Horizon Funding Trust 2019-1, a wholly-owned subsidiary of Horizon, issued $100 million of Asset-Backed Notes (the “Notes”) rated A+(sf) by Morningstar Credit Ratings, LLC, and backed by $160 million of secured loans originated by Horizon. The Notes bear interest at a fixed interest rate of 4.21% per annum and have a stated maturity date of September 15, 2027. As of September 30, 2019, the Notes had an outstanding principal balance of $100.0 million.

On August 2, 2019, Horizon entered into an at-the-market (“ATM”) sales agreement (the “Equity Distribution Agreement”), with Goldman Sachs & Co. LLC and B. Riley FBR, Inc. (each a “Sales Agent” and, collectively, the “Sales Agents”). The Equity Distribution Agreement provides that the Company may offer and sell shares of common stock from time to time through the Sales Agents representing up to $50.0 million worth of common stock, in amounts and at times to be determined by the Company.

During the three months ended September 30, 2019, the Company sold approximately 0.9 million shares of common stock under the Equity Distribution Agreement. For the same period, the Company received total accumulated net proceeds of approximately $10.4 million, including $0.2 million of offering expenses, from these sales.

As of September 30, 2019, the Company’s debt to equity leverage ratio was 91%, toward the low end of the Company’s 80-120% targeted leverage range. The asset coverage ratio for borrowed amounts was 210%.

Stock Repurchase Program

On April 26, 2019, the Company’s board of directors extended the Company’s previously authorized stock repurchase program until the earlier of June 30, 2020 or the repurchase of $5.0 million of the Company’s common stock. During the quarter ended September 30, 2019, the Company did not repurchase any shares of its common stock. From the inception of the stock repurchase program through September 30, 2019, the Company has repurchased 167,465 shares of its common stock at an average price of $11.22 on the open market at a total cost of $1.9 million.

Monthly Distributions Declared in Fourth Quarter 2019

On October 25, 2019, the Company’s board of directors declared monthly distributions of $0.10 per share payable in each of January, February and March 2020. The following table shows these monthly distributions, which total $0.30 per share:

Ex-Dividend Date	Record Date	Payment Date	Amount per Share
December 17, 2019	December 18, 2019	January 15, 2020	$0.10
January 16, 2020	January 17, 2020	February 14, 2020	$0.10
February 18, 2020	February 19, 2020	March 16, 2020	$0.10
		Total:	$0.30

After paying distributions of $0.30 per share and earning net investment income of $0.42 per share for the quarter, the Company's undistributed spillover income as of September 30, 2019 was $0.29 per share. Spillover income includes any ordinary income and net capital gains from the preceding tax years that were not distributed during such tax years.

When declaring distributions, the Horizon board of directors reviews estimates of taxable income available for distribution, which may differ from consolidated net income under generally accepted accounting principles due to (i) changes in unrealized appreciation and depreciation, (ii) temporary and permanent differences in income and expense recognition, and (iii) the amount of spillover income carried over from a given year for distribution in the following year. The final determination of taxable income for each tax year, as well as the tax attributes for distributions in such tax year, will be made after the close of the tax year.

Conference Call

The Company will host a conference call on Wednesday, October 30, 2019, at 9:00 a.m. ET to discuss its latest corporate developments and financial results. To participate in the call, please dial (877) 407-9716 (domestic) or (201) 493-6779 (international). The access code for all callers is 13695175. In addition, a live webcast will be available on the Company’s website at www.horizontechfinance.com.

A replay of the call will be available through Friday, November 1, 2019 at (844) 512-2921 in the United States and (412) 317-6671 International, passcode 13695175. A webcast replay will be available on the Company’s website for 30 days following the call.

About Horizon Technology Finance

Horizon Technology Finance Corporation (NASDAQ: HRZN) is a leading specialty finance company that provides capital in the form of secured loans to venture capital backed companies in the technology, life science, healthcare information and services, and sustainability industries. The investment objective of Horizon is to maximize its investment portfolio's return by generating current income from the debt investments it makes and capital appreciation from the warrants it receives when making such debt investments. Headquartered in Farmington, Connecticut, Horizon also has regional offices in Pleasanton, California, Reston, Virginia and Boston, Massachusetts. To learn more, please visit www.horizontechfinance.com.

Forward-Looking Statements

Statements included herein may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in Horizon’s filings with the Securities and Exchange Commission. Horizon undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

Contacts:

Investor Relations:

ICR

Garrett Edson

ir@horizontechfinance.com

(860) 284-6450

Media Relations:

ICR

Brian Ruby

brian.ruby@icrinc.com

(203) 682-8268

Horizon Technology Finance Corporation and Subsidiaries

Consolidated Statements of Assets and Liabilities
(Dollars in thousands, except share and per share data)

	September 30,	December 31,
	2019	2018

Assets
Non-affiliate investments at fair value (cost of $259,778 and $229,772, respectively)	$258,249	$227,624
Non-controlled affiliate investments at fair value (cost of $7,241 and $7,887, respectively)	8,947	7,574
Controlled affiliate investments at fair value (cost of $14,358 and $13,262, respectively)	14,323	13,243
Total investments at fair value (cost of $281,377 and $250,921, respectively)	281,519	248,441
Cash	16,958	12,591
Investment in money market funds	18,199	—
Restricted investments in money market funds	1,201	—
Interest receivable	4,966	3,966
Other assets	2,108	1,751
Total assets	$324,951	$266,749

Liabilities
Borrowings	$149,920	$126,853
Distributions payable	4,324	3,461
Base management fee payable	470	422
Incentive fee payable	1,443	991
Other accrued expenses	650	765
Total liabilities	156,807	132,492

Commitments and contingencies

Net assets
Preferred stock, par value $0.001 per share, 1,000,000 shares authorized, zero shares issued and outstanding as of September 30, 2019 and December 31, 2018	—	—
Common stock, par value $0.001 per share, 100,000,000 shares authorized, 14,579,940 and 11,702,594 shares issued and 14,412,475 and 11,535,129 shares outstanding as of September 30, 2019 and December 31, 2018, respectively	15	12
Paid-in capital in excess of par	213,007	179,616
Distributable earnings	(44,878)	(45,371)
Total net assets	168,144	134,257
Total liabilities and net assets	$324,951	$266,749
Net asset value per common share	$11.67	$11.64

Horizon Technology Finance Corporation and Subsidiaries

Consolidated Statements of Operations (Unaudited)
 (Dollars in thousands, except share and per share data)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
Investment income
Interest income on investments
Interest income on non-affiliate investments	$8,974	$7,094	$25,429	$20,385
Interest income on affiliate investments	210	193	645	528
Total interest income on investments	9,184	7,287	26,074	20,913
Fee income
Fee income on non-affiliate investments	37	315	382	865
Fee income on affiliate investments	4	—	18	—
Prepayment fee on non-affiliate investments	639	102	1,373	414
Revenue based payments on affiliate investments[1]	1,050	10	1,080	10
Total fee income	1,730	427	2,853	1,289
Dividend income
Dividend income on controlled affiliate investments	461	83	1,223	83
Total dividend income	461	83	1,223	83
Total investment income	11,375	7,797	30,150	22,285
Expenses
Interest expense	2,046	1,681	6,209	4,616
Base management fee	1,394	1,197	4,055	3,399
Performance based incentive fee	1,443	1,297	5,352	2,823
Administrative fee	212	162	632	517
Professional fees	279	289	1,044	997
General and administrative	228	215	688	636
Total expenses	5,602	4,841	17,981	12,988
Performance based incentive fee waived	—	(446)	(1,848)	(605)
Net expenses	5,602	4,395	16,132	12,383
Net investment income	5,773	3,402	14,018	9,902
Net realized and unrealized (loss) gain on investments
Net realized (loss) gain on non-affiliate investments	(424)	66	(3,871)	(237)
Net realized (loss) gain on investments	(424)	66	(3,871)	(237)
Net unrealized (depreciation) appreciation on non-affiliate investments	(129)	761	620	202
Net unrealized appreciation (depreciation) on non-controlled affiliate investments	—	30	2,019	(75)
Net unrealized depreciation on controlled affiliate investments	(14)	—	(17)	—
Net unrealized (depreciation) appreciation on investments	(143)	791	2,622	127
Net realized and unrealized (loss) gain on investments	(567)	857	(1,249)	(110)
Net increase in net assets resulting from operations	$5,206	$4,259	$12,769	$9,792
Net investment income per common share	$0.42	$0.30	$1.08	$0.86
Net increase in net assets per common share	$0.38	$0.37	$0.98	$0.85
Distributions declared per share	$0.30	$0.30	$0.90	$0.90
Weighted average shares outstanding	13,816,082	11,529,611	13,016,839	11,525,906

1 Revenue based payments consist of payments made to the Company by a portfolio company based on a percentage of such portfolio company’s revenue. Such payments were made in addition to the portfolio company’s regularly scheduled payments of principal and interest.